                                                                    EXHIBIT 99.4

MONDAY APRIL 17, 7:02 AM EASTERN TIME


HEADHUNTER.NET TO MERGE WITH
CAREERMOSAIC

MERGER SOLIDIFIES HEADHUNTER'S NO. 2 POSITION IN ON-LINE RECRUITING MARKET

ATLANTA--(BUSINESS WIRE)--April 17, 2000--Headhunter.net, Inc. (NASDAQ/NM:HHNT - news) today announced that IT signed a definitive agreement to merge with CareerMosaic, a leading on-line national recruiting service. The combination of Headhunter.net and CareerMosaic will create the second largest on-line recruiting service based on revenues, traffic, users, customers and job listings. CareerMosaic is a subsidiary of Omnicom Group Inc.
(NYSE:OMC - news).

Under the terms of the agreement, Headhunter.net will issue approximately 7.5 million shares for Career Mosaic's assets, representing approximately 40% of Headhunter.net's fully diluted shares after the merger. The merger is subject to certain conditions, including regulatory approvals and approval by Headhunter.net's shareholders. The merger is expected to close in the third quarter.

Robert M. Montgomery, President and Chief Executive Officer of Headhunter.net, stated, "The merger with CareerMosaic will create strong value for job seekers and employers by creating a major destination employment hub on the Internet with over 250,000 job postings, 450,000 resumes, and over 7.0 million visitors per month. We are very excited to join forces with Omnicom. Their experience in growing Internet businesses and vast global reach are strong additions to our team."

John Wren, Chief Executive Officer and President of Omnicom Group Inc., commented, "The merger will create a clear leader in the on-line recruiting market. Another subsidiary of Omnicom, Bernard Hodes Group, launched CareerMosaic in 1994 and has been very successful in establishing a major presence in the on-line market. The combined strengths of Headhunter.net and CareerMosaic will accelerate opportunities to expand market share in this fast growing area and build economic value. Our investment in Headhunter.net becomes an important strategic addition to our growing portfolio of digital companies in our Communicade division."

Bernard Hodes, President of Bernard Hodes Group, the largest recruitment advertising agency in the U.S., will join Headhunter.net's Board of Directors upon closing of the transaction. Mr. Hodes said, "We are excited about the combination of CareerMosaic and Headhunter.net to increase our share of the rapidly growing on-line market for jobs. We expect to be a major customer of the combined operation in providing our customers with the clear value leader in the on-line recruiting market."

Mr. Montgomery continued, "The combination will significantly expand our growth potential by broadening our markets beyond Headhunter.net's focus on small businesses, the middle market and recruiters. CareerMosaic's customer base includes a strong presence in the Fortune 1000, agency, college and international markets. In addition, our users will benefit from the additional content of our combined sites since less than 10% of our users overlap based on recent industry data.

"Our number one goal will be maximizing customer value through the combined operations. We plan to quickly integrate the two companies and build a single identity going forward. We believe our company will benefit from economies of scale in operations, marketing and advertising to enhance future performance.

"We will have a single brand with a sales team focused on the combined entity and product offerings. Following the combination, we will have one of the largest direct sales forces in the industry with offices expanding into 15 major markets. We believe the leverage in sales, marketing and advertising will be important in accelerating our growth in the on-line recruiting market," concluded Mr. Montgomery.

About Headhunter.net

Headhunter.net (www.headhunter.net) is a leading national on-line recruiting service that specializes in empowering candidates and corporations to manage the job search process. Headhunter.net has more than 3 million users each month. The site has more than 130,000 job listings posted and over 350,000 resumes. More than 8,000 companies and recruiters post open positions in over 120 job categories.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE:OMC - news; www.omnicomgroup.com), the leading marketing communications company in the world, consists of advertising agency networks BBDO Worldwide, DDB Worldwide and TBWA Worldwide. The group also includes Goodby, Silverstein & Partners; Diversified Agency Services (DAS), which operates a number of leading, independently branded companies in marketing services and specialty communications; Omnicom Media Group, which includes two leading international media buying and planning agencies, OMD and PhD; and Communicade, which manages significant investments in leading internet and digital media development companies.

Some of the preceding statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Examples of words indicating forward-looking statements include "believes," "expects" and "will." These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Please see Headhunter.net's Form 10-K, as amended, for a list of such uncertainties and factors. The Company undertakes no obligation to update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.

CONTACT:

         Headhunter.net
         Mark Partin, 770/349-2410
         mark.partin@headhunter.net
         or
         Corporate Communications
         J. Gil Fuqua Jr., 615/254-3376
         gfuqua@corpcomminc.com


                                      -3-